Exhibit 4.6
Description of Capital Stock
The following summary describes capital stock of Primo Brands Corporation (the “Company”) and certain provisions of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and the Stockholders Agreement between the Company and Triton Water Parent Holdings, LP (the “Initial ORCP Stockholder”), as well as any other parties joined thereto, dated November 7, 2024 (the “Stockholders Agreement”), as well as the General Corporation Law of the State of Delaware (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to investors, is not intended to be complete, and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Stockholders Agreement.
General
The total amount of the Company’s authorized capital stock consists of (i) 800,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A common stock”); (ii) 100,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B common stock” and together with the Class A common stock, the “Shares”), and (iii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).
The Company’s board of directors (the “Board”) is authorized, without stockholder approval, except as required by the rules of the New York Stock Exchange and subject to the rights granted to the ORCP Stockholders (as defined below) pursuant to the Stockholders Agreement, to issue additional shares of the Company’s capital stock.

Common Stock
The Company has two classes of authorized common stock: Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. As of February 27, 2025, there are no shares of Class B common stock outstanding.
Voting Rights
Each holder of Class A common stock is entitled to one vote for each share of Class A common stock on each matter submitted to a vote of stockholders, except that, prior to the Beneficial Ownership Sunset Time (as defined below), the Initial ORCP Stockholder and any other investment funds affiliated with One Rock Capital Partners, LLC (collectively, “ORCP”), as well as ORCP’s affiliates, including any group (as defined in Rule 13d-3 of the Exchange Act) that includes ORCP or its affiliates (the “ORCP Group”) may not, collectively, vote more than 49% of the shares of Class A common stock then outstanding. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock on each matter submitted to a vote of stockholders, except that holders of Class B common stock will not be entitled to vote on the election, appointment, or removal of directors of the Company. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of the Company’s stockholders, unless otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation, and except that holders of Class B common stock will not be entitled to vote on the election, appointment, or removal of directors of the Company. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if the Company were to seek to amend the Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the Company’s capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if the Company were to seek to amend the Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of the Company’s capital stock in a manner that affected holders adversely, then that class would be required to vote separately to approve the proposed amendment.
In addition, the affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding voting stock will be required to take certain actions, including amending certain provisions of the Company’s certificate of incorporation, including the provisions relating to amending the Company’s bylaws and director or officer liability.

If any shares of Class B common stock are outstanding, the unanimous vote of the holders of shares of Class B common stock will be required to take certain actions, including amending the provisions of the Company’s certificate of incorporation relating to the equal treatment of the shares of Class B common stock and to the voting and conversion rights relating to the shares of Class B common stock.
Conversion Rights
The Amended and Restated Certificate of Incorporation provides that each share of Class B common stock may be converted into one share of Class A common stock at any time upon the election by the holder, provided that (i) at the Beneficial Ownership Sunset Time, all shares of Class B common stock shall automatically convert into an equal number of shares of Class A common stock and (ii) prior to the Beneficial Ownership Sunset Time, the Company will not effect any conversion of shares of Class B common stock into shares of Class A common stock that would result in any person, group, or their respective affiliates beneficially owning in excess of 49% of the shares of Class A common stock then outstanding after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Class A common stock beneficially owned by any such person, group, or any of their respective affiliates shall include the number of shares of Class A common stock issuable upon conversion of the shares of Class B common stock with respect to which such conversion is being requested, but shall exclude shares of Class A common stock that would be issuable upon (x) conversion of the remaining, unconverted shares of Class B common stock beneficially owned by such person, group, or any of their respective affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person, group or any of their respective affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in the Amended and Restated Certificate of Incorporation.
The “Beneficial Ownership Sunset Time” occurred and all previously outstanding shares of Class B common stock converted into shares of Class A common stock on February 12, 2025.
Once converted into shares of Class A common stock, the shares of Class B common stock will not be reissued.
Consent Rights
Pursuant to the Stockholders Agreement, for so long as the ORCP Stockholders own at least 30% of the outstanding Shares, the prior written approval of the ORCP Stockholders will be required in order for the Company to do any of the following:
•authorize, create, or issue any Shares or other equity securities, or securities convertible into equity securities, including the designation of preferred stock, other than:
•issuances to the Company or its wholly-owned subsidiaries;
•issuances of up to 3% of the outstanding equity securities of the Company or any of its subsidiaries;
•issuances pursuant to an equity compensation plan that came into effect at the Closing or approved by the Board; or
•upon the conversion of convertible securities outstanding at the Closing or approved pursuant to the above requirements;
•enter into or materially amend any joint ventures or similar business alliances with a fair market value of greater than $200 million;
•enter into or materially amend any agreement providing for the acquisition or divestiture of assets or securities providing for aggregate consideration in excess of $200 million;
•declare or pay dividends to stockholders on a non-pro rata basis or in excess of $175 million in the aggregate in any fiscal year;
•redeem or repurchase equity securities, other than (i) from a departing associate, officer, director, or independent contractor as contemplated by the applicable equity plan or award agreement; or (ii) in connection with the clawback of erroneously awarded compensation in compliance with SEC rules;

•incur indebtedness for borrowed money that would cause the total net leverage ratio (as such term or equivalent term is customarily defined) of the Company to exceed 3.5x, other than (i) incurrences under the senior note indentures in existence at Closing; and (ii) incurrences made in the ordinary course of business under the BlueTriton credit agreements in existence at the Closing;
•amend, modify, waive, or repeal any provision of the Stockholders Agreement or the organizational documents of the Company or any of its subsidiaries that adversely affects the powers, preferences, rights, or protections of the ORCP Stockholders or the Sponsor Nominees (as defined in the Stockholders Agreement), increases the liability of a Sponsor Nominee, or adversely affects the Company’s ability to perform its obligations under the Stockholders Agreement;
•designate a director to the Board other than in accordance with the Amended and Restated Certificate of Incorporation; and
•enter into an agreement to do any of the foregoing.

Pursuant to the Stockholders Agreement, approval of 66 2⁄3% of the Board will be required in order for the Company to do any of the following:
•issue Shares or other equity securities, including any preferred stock, to the Initial ORCP Stockholder and certain of its permitted transferees, other than to ORCP pursuant to its purchase rights described below under “—Purchase and Notice Rights”;
•enter into or effect a change of control (as defined in any of the senior note indentures in existence at Closing) or similar transaction;
•increase or decrease the size of the Board or the board of directors of any subsidiary, or any committee thereof, other than as specified above; and
•initiate a voluntary liquidation, dissolution, winding up, bankruptcy, or other insolvency proceeding of the Company or any of its material subsidiaries.
Furthermore, removing or replacing the Company’s Chief Executive Officer in the first year following November 8, 2024 will require approval of 66 2⁄3% of the Board.
Purchase and Notice Rights
Pursuant to the Stockholders Agreement, so long as the ORCP Stockholders beneficially own at least 15% of the shares of Class A common stock, the ORCP Stockholders will have the right to purchase their pro rata portion of any equity securities newly offered by the Company or any of its subsidiaries in a public or non-public offering of equity securities, other than in certain circumstances, including issuances of equity securities to directors, officers, associates, or consultants, issuances pursuant to equity incentive or similar benefits plans, issuances made as consideration for any acquisition by the Company or as part of a strategic partnership or commercial arrangement on an arms-length basis, issuances pursuant to a stock split, stock dividend, reclassification, reorganization, or similar event, issuances upon the conversion of shares of Class B common stock issued to the ORCP Stockholders, and issuances of shares of a subsidiary to the Company or a wholly-owned subsidiary of the Company. The Company is required to provide the ORCP Stockholders with written notice at least seven business days prior to any intended issuance of such new equity securities.
The Company is required to provide the ORCP Stockholders with written notice at least five business days prior to any (i) issuance of additional shares of Class A common stock, including any issuances pursuant to an equity compensation plan; or (ii) repurchase of any shares of Class A common stock, including pursuant to a share repurchase program established by the Board.
Information Rights
For so long as a Sponsor Stockholder (as defined below) beneficially owns at least 5% of the Class A common stock, the Company will provide such Sponsor Stockholder with annual, quarterly, and monthly financial statements, an annual budget, and such other information and access as is reasonably requested.

Fully Paid and Non-Assessable
All of the Company’s outstanding Shares are fully paid and non-assessable.
Preferred Shares
There are no shares of preferred stock outstanding. Under the terms of the Company’s Amended and Restated Certificate of Incorporation, the Board is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval, unless required by law or by any stock exchange, and subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement. The Board has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.
Subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement, the Board may authorize the issuance of shares of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Shares. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company that may otherwise benefit holders of Shares and may adversely affect the market price of the shares of Class A common stock and the voting and other rights of the holders of Shares. The Company has no current plans to issue any shares of preferred stock.
Stockholders Agreement
In connection with the business combination of Primo Water corporation and Triton Water Parent, Inc. (the “Transaction”), the Company entered into the Stockholders Agreement, pursuant to which the ORCP Stockholders have certain governance and other rights.
Pursuant to the Stockholders Agreement, the ORCP Stockholders may request that the Company conduct a registered offering of their Class A common stock, subject to certain conditions. The Initial ORCP Stockholder and any other Permitted Designee (as defined in the Stockholders Agreement) (together, the “Sponsor Stockholders”) that is affiliated with ORCP (collectively, the “ORCP Stockholders”) that beneficially owns 5% of the outstanding shares of Class A common stock may exercise piggyback rights to participate in any registered offering of Class A common stock conducted at their request or at the initiative of the Company. Pursuant to the Stockholders Agreement, the Company agreed to file a shelf registration statement as promptly as practicable to register the resale by the Sponsor Stockholders of their respective shares of Class A common stock from time to time. The ORCP Stockholders have the right to request a takedown offering of shares off of an effective shelf registration statement, and the ORCP Stockholders and any other Sponsor Stockholders that beneficially own greater than 5% of the outstanding shares of Class A common stock will have piggyback registration rights with respect to such a takedown.
Sponsor Stockholders who are not ORCP Stockholders (collectively, “Other Sponsor Stockholders”) and who own at least 10% of the outstanding shares of Class A common stock may request a registered takedown if the shares of Class A common stock to be sold by such Other Sponsor Stockholder have an aggregate market value of at least $50 million. Such a request will require the consent of the ORCP Stockholders during the first 18 months after the consummation of the Transaction, and in the case of an Other Sponsor Stockholder beneficially owning 20% or more of the outstanding shares of Class A common stock, will be limited to two demand registrations, or, in the case of an Other Sponsor Stockholder beneficially owning between 10% and 20% of the outstanding shares of Class A common stock, will be limited to one demand registration.
Certain provisions of the Stockholders Agreement terminate upon the first to occur of: (i) the time at which a particular Sponsor Stockholder, as such term is defined in the Stockholders Agreement, ceases to beneficially own any shares of Class A common stock, (ii) as to a particular Sponsor Stockholder, receipt of written notice of termination by such Sponsor Stockholder to the Company and the Initial ORCP Stockholder, or (iii) receipt of written notice of termination for all Sponsor Stockholders by the Initial ORCP Stockholder holding a majority of the outstanding shares of Class A common stock held by all Sponsor Stockholders at such time.

Anti-Takeover Effects of Provisions of Delaware Law and the Company’s Organizational Documents
Certain provisions of Delaware law as well as the Company’s organizational documents, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. The Company believes that the benefits of increased protection of the Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.
Section 203 and Business Combinations
The Company has opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder. However, the Amended and Restated Certificate of Incorporation includes a prohibition on such business combinations with interested stockholders, with the following exceptions:

•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the Company and shares owned by associate stock plans in which associate participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662⁄3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.
In general, the Amended and Restated Certificate of Incorporation defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the Company’s outstanding voting stock; provided, however, that an “interested stockholder” shall not include ORCP, certain persons to whom ORCP transfers Shares or any of their respective affiliates. The application of the above provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.
Dual-Class Stock
As described above in “ —Common Stock—Voting Rights,” the Amended and Restated Certificate of Incorporation provides for a dual-class common stock structure.

Board Vacancies
The Amended and Restated Certificate of Incorporation provides that, subject to the rights of holders of shares of preferred stock or the Stockholders Agreement, vacancies occurring on the Board for any reason may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders, except that prior to the Trigger Event (as defined in the Stockholders Agreement), any vacancies of a director nominated by a Sponsor Stockholder (if the size of the Board is not to be reduced as specified in the Amended and Restated Certificate of Incorporation) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by the sole remaining director, or by the stockholders.

Pursuant to the Amended and Restated Certificate of Incorporation, for so long as the Initial ORCP Stockholder is entitled to nominate a number of Sponsor Nominees representing less than a majority of the directors of the Board, the Sponsor Stockholders beneficially owning at least 5% of the Company’s Class A common stock, together with the members of our Board designated for election by Primo Water Corporation prior to the Transaction (the “Unaffiliated Directors”), shall be entitled to mutually agree on any replacement of (including by filing a vacancy created by the resignation or removal of) one director of our Board to be mutually agreed by the Unaffiliated Directors and the Initial ORCP Stockholder to serve on the Board, and any successive replacements thereof.
Pursuant to the Stockholders Agreement, a resolution adopted by 66 2⁄3% of the Board is required in order to increase or decrease the size of the Board other than in accordance with the provisions of the Amended and Restated Certificate of Incorporation. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.
Stockholder Action; Special Meeting of Stockholders
The Amended and Restated Certificate of Incorporation provides that at any time prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the Trigger Event, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and the Company’s stockholders do not have the right to act by written consent, except that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if expressly so provided by the applicable certificate of designation relating to such series of preferred stock.
The Amended and Restated Certificate of Incorporation further provides that special meetings of the stockholders may be called only by or at the direction of the Board or the chairperson thereof, except that prior to the Trigger Event, special meetings of stockholders may also be called by or at the direction of the Board or the chairperson thereof at the request of the ORCP Stockholders. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before annual or special meetings of stockholders or to nominate candidates for election as directors at annual or special meetings of stockholders. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before annual or special meetings of stockholders or from making nominations for directors at annual or special meetings of stockholders if the proper procedures are not followed. The Company expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Amendment of Organizational Documents Provisions
The Amended and Restated Certificate of Incorporation provides that Article VI (Board of Directors), Article VII (Stockholders), Article VIII (Liability), Article X (Amendment of the Certificate of Incorporation and Bylaws) and Article XI (DGCL Section 203 and Business Combinations) of the Amended and Restated Certificate of Incorporation may not be amended without the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the then-outstanding shares of voting stock entitled to vote thereon. From and after the Trigger Event, Section 6 of Article IV (Capital Stock) and Article IX (Certain Stockholder Relationships) of the Amended and Restated Certificate of Incorporation may not be amended without the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the then-outstanding shares of voting stock entitled to vote thereon.
Further, for so long as any shares of Class B common stock are outstanding, (i) any amendment to the voting or conversion rights of the shares of Class B common stock and any provisions relating to the equal treatment of shares of Class B common stock require both the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the unanimous vote of the holders of the outstanding shares of Class B common stock; and (ii) any other amendment to the terms of the shares of Class B common stock requires the unanimous vote of the holders of the outstanding shares of Class B common stock.
The Amended and Restated Certificate of Incorporation provides that the Board has the power to amend the Company’s bylaws without the consent or vote of the Company’s stockholders in any manner not inconsistent with Delaware law or the Amended and Restated Certificate of Incorporation.
The Amended and Restated Bylaws provide that the stockholders also have the power to amend such bylaws with, in addition to any vote required by law, the Amended and Restated Certificate of Incorporation or otherwise in the Amended and Restated Bylaws, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.
Choice of Forum
The Amended and Restated Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit, or proceeding brought on the Company’s behalf; (ii) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of the Company’s directors, officers, or stockholders to the Company or its stockholders; (iii) any action, suit, or proceeding asserting a claim against the Company arising pursuant to the DGCL or the Amended and Restated Certificate of Incorporation, or Amended and Restated Bylaws (as either may be amended from time to time); (iv) any action, suit, or proceeding asserting a claim against the Company that is governed by the internal affairs doctrine; or (v) any action in the right of the Company asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware. As a result, any action brought by any stockholder(s) with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.
The Amended and Restated Bylaws also provide that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause or causes of action against the Company or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by the Company, its officers and directors, associates, and agents. Nothing in the Amended and Restated Bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action, the subject matter of which is within the scope described above, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of the Amended and Restated Bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although the Amended and Restated Bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other associates or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although stockholders of the Company will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder.
Limitations on Liability and Indemnification Matters
The DGCL gives corporations the power to indemnify persons in connection with proceedings that are brought by reason of the fact such person was or is acting pursuant to his or her corporate status. The Amended and Restated Bylaws require the Company to indemnify (and advance expenses to) its directors, officers, and agents, to the fullest extent permitted by the DGCL.
The Amended and Restated Bylaws provide that the Company is required to indemnify any director or officer made a party or threatened to be made a party to any type of proceeding by reason of the fact that he or she is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, associate, or agent of another corporation or entity, including service with respect to associate benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding, unless such person instituted such proceeding not at the authorization in the specific case by the board of directors.
The Amended and Restated Bylaws provide that the Company is required to indemnify any associate or agent of the Company made a party or threatened to be made a party to any type of proceeding because he or she is or was an associate or agent of the Company, or is or was serving at the request of the Company as a director, officer, associate, or agent of another corporation or entity, including service with respect to associate benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.
The DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The Amended and Restated Bylaws also provide that the Company shall pay expenses (including attorneys’ fees) incurred by any director or officer and may pay the expenses (including attorneys’ fees) incurred by any associate or agent, in each case in defending any proceeding with respect to which indemnification may be provided. Further, the DGCL and the Amended and Restated Bylaws provide that the Company may purchase and maintain insurance on behalf of any director, officer, associate, or agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such person against such liability.
The effect of these provisions is to restrict the Company’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is Computershare Trust Company N.A.